Exhibit 10.7

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

POSTAL REALTY TRUST, INC.,

UPH MERGER SUB LLC,

UNITED PROPERTIES HOLDING, INC.

AND

ANDREW SPODEK

Dated as of May 16, 2019

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3.19.	Accounts Receivable	19

3.20.	Indebtedness	19

3.21.	Full Disclosure	19

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE REIT AND MERGER SUBSIDIARY	19

4.1.	Organization and Authority of the REIT and Merger Subsidiary	19

4.2.	Authority Relative to this Agreement	20

4.3.	Consents and Approvals; No Violations	20

4.4.	REIT Common Stock	20

4.5.	Litigation	20

4.6.	Fees and Expenses of Brokers and Others	20

4.7.	Tax	21

ARTICLE V	COVENANTS RELATING TO CONDUCT OF BUSINESS	21

5.1.	Operation in the Ordinary Course	21

5.2.	Affirmative and Negative Covenants	21

ARTICLE VI	ADDITIONAL AGREEMENTS	23

6.1.	Access to Information	23

6.2.	Reasonable Efforts	23

6.3.	Notification; Updates to Schedules	23

6.4.	Registration	24

ARTICLE VII	CONDITIONS PRECEDENT TO CONSUMMATION OF THE MERGER	28

7.1.	Conditions Precedent to Obligations of Each Party	28

7.2.	Conditions Precedent to Obligations of the REIT and Merger Subsidiary	29

7.3.	Conditions Precedent to Obligations of the Company	29

ARTICLE VIII	SURVIVAL; INDEMNIFICATION; TAX MATTERS	30

8.1.	Survival of Representations, Warranties and Covenants	30

8.2.	Indemnification	30

8.3.	Tax Indemnification	31

8.4.	Tax Contests	32

ARTICLE IX	TERMINATION; AMENDMENT; WAIVER	33

9.1.	Termination	33

9.2.	Effect of Termination	33

9.3.	Amendment	33

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9.4.	Extension; Waiver	33

ARTICLE X	MISCELLANEOUS	34

10.1.	Entire Agreement; Assignment	34

10.2.	Notices	34

10.3.	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	35

10.4.	Specific Performance	36

10.5.	Interpretation	36

10.6.	Parties in Interest	37

10.7.	No Recourse	37

10.8.	Execution of this Agreement	37

10.9.	Severability	37

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 16, 2019, by and among Postal Realty Trust, Inc. a Maryland corporation (the “REIT”), UPH Merger Sub LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the REIT (“Merger Subsidiary”), United Properties Holding, Inc., a Tennessee corporation (the “Company”), and Andrew Spodek, an individual, recites and provides as follows:

RECITALS

WHEREAS, the Board of Directors of each of the REIT and the Company have approved this Agreement and the merger of the Company with and into Merger Subsidiary pursuant hereto, with Merger Subsidiary surviving the merger (the “Merger”), declared this Agreement and the Merger advisable and in the best interests of the REIT and the Company, respectively, and recommended the adoption of this Agreement to their respective stockholders;

WHEREAS, pursuant to and in connection with the Merger, at the Effective Time, all of the issued and outstanding shares of Company Common Stock will be converted into the right to receive the Stock Merger Consideration; and

WHEREAS, the REIT, Merger Subsidiary and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the premises, which are incorporated into and made part of this Agreement, and of the mutual representations, warranties, covenants, agreements and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

“Action” shall mean any claim, action, cause of action, demand, suit, arbitration, mediation, audit, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, in any forum (including judicial, administrative or arbitral).

“Adjusted Merger Consideration” has the meaning set forth in Section 2.2.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly controls, is controlled by, or is under common control with, such specified Person. For purposes hereof, “control” means the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and “controlled by” and “under common control with” shall have correlative meanings.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Articles of Incorporation” means the REIT’s Amended and Restated Articles of Incorporation, in the form in effect upon completion of the IPO.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Class A Common Stock Merger Consideration” has the meaning set forth in Section 2.6.

“Class B Common Stock Merger Consideration” has the meaning set forth in Section 2.6.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Common Stock” means the common stock, no par value, of the Company.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Financial Statements” has the meaning set forth in Section 3.7(a).

“Company Stockholder” means PSPI, LLC, a New York limited liability company wholly-owned by Andrew Spodek and the holder of all the outstanding Company Common Stock.

“Contracts” means all contracts, agreements, leases (including the Leases), licenses and legally binding commitments or obligations (and all amendments thereto), whether written or verbal.

“Conversion Shares” has the meaning set forth in Section 6.4(a).

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure Schedules” means the disclosure schedules delivered by the Company and the REIT concurrently with the execution and delivery of this Agreement.

“Effective Time” has the meaning set forth in Section 2.2.

“Environmental Law” means any Law concerning protection of the environment or natural resources or human health and safety in respect of Hazardous Substances, including Laws relating to (i) any discharges, Releases or emissions of Hazardous Substances to the environment including indoor or ambient air, water (including surface water, ground water and wetlands), soil, sediment or subsurface strata, (ii) the quality of any environmental medium, (iii) the generation, treatment, recycling, storage, disposal, transportation or other management of waste, (iv) the manufacture, distribution, disposal, or recycling of chemical substances and mixtures, (v) contamination, pollution, investigation or remediation of any environmental medium or (vi) responsibility or liability for environmental conditions, in each case, as amended from time to time.

“Environmental Permits” has the meaning set forth in Section 3.14(c).

“Estimated Net Working Capital Amount” has the meaning set forth in Section 2.8(a).

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Governmental Authority” means any federal, state, local, municipal, national, international, foreign, supranational or other governmental department, commission, board, bureau, agency, administrative body or instrumentality, or any court or tribunal.

“Governmental Order” means any order, writ, judgment, injunction, decree, ruling, charge, stipulation, award or other restriction entered or issued by a Governmental Authority.

“Hazardous Substances” means any substance, material or waste (regardless of physical form or concentration) that is regulated, restricted, listed or identified under any Environmental Law.

“Income Tax” or “Income Taxes” means any and all Taxes imposed upon or measured by net income (which, for purposes of clarity, shall include interest, penalties and additions imposed with respect to such Taxes).

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Indebtedness” means, without duplication, (i) any indebtedness for borrowed money (including the issuance of any debt security) to any Person, contingent or otherwise, (ii) all obligations evidenced by mortgages, notes, bonds, debentures or similar instruments, (iii) all obligations issued or assumed as the deferred purchase price of property or services (other than trade payables and other current liabilities incurred in the ordinary course of business), including conditional sales or other title retention agreements relating to property or assets purchase by such Person, (iv) the Indebtedness of any third party secured by a Lien on any of the properties or assets of the Company, (v) interest rate, currency or other hedging arrangements, (vi) letters of credit, (vii) performance and surety bonds, (viii) any guarantee of any such Indebtedness or debt securities of any Person, (ix) obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, (x) renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such Indebtedness or guarantee and (xi) all premiums, interest, penalties and other amounts due in connection with any of the foregoing; provided, however, that Indebtedness shall not include (1) any liabilities or obligations, (2) accounts payable to trade creditors, accrued expenses and deferred revenues, in each case arising in the ordinary course of business and (3) the endorsement of negotiable instruments for collection in the ordinary course of business, in each case of clauses (1), (2) and (3), to the extent that any such amounts are included in Net Working Capital.

“Indemnified Person” and “Indemnified Persons” have the meanings set forth in Section 8.2.

“IPO” means the underwritten initial public offering of REIT Class A Common Stock.

“IRS” means the Internal Revenue Service.

“Knowledge of the Company Stockholder” means the knowledge of Andrew Spodek, the sole equity owner of the Company Stockholder.

“Law” means any foreign, national, international, supranational, federal, state, local, municipal or other law, statute, rule, regulation, order, act, ordinance, treaty, code, judgment, decree, common law or other requirement of any Governmental Authority.

“Leases” has the meaning set forth in Section 3.17.

“Lien” means any mortgages, liens, pledges, charges, security interests, claims, restrictions on the use of real property, encumbrances, hypothecation, option, preemptive purchase right, easement, or other adverse claim of any kind in respect of such property or asset.

“Losses” means any and all losses, liabilities, damages, judgments, amounts paid in settlement, costs, expenses, including fines, penalties and reasonable attorneys’ and accountants’ costs, fees and expenses, and all incidental, special and consequential damages to the extent reasonably foreseeable; provided, however, that Losses shall not include indirect, punitive or exemplary damages and, in particular, damages calculated by “multiple of profits” or “multiple of cash flow” or similar valuation methodology (except to the extent any such damages are award to a third party pursuant to a third party indemnification claim).

“Material Adverse Effect” means, with respect to any entity or group of entities, any event, fact, circumstance or condition that, individually or in the aggregate with any other such events, facts, circumstances or conditions, has had or would be reasonably expected to have, a material adverse effect on (a) the business, properties, assets, financial condition or results of operations of such entity or group of entities, taken as a whole, or (b) the ability to consummate the Merger or any of the other transactions contemplated by this Agreement.

“Material Contracts” has the meaning set forth in Section 3.16(a).

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Consideration” has the meaning set forth in Section 2.6.

“Merger Subsidiary” has the meaning set forth in the preamble to this Agreement.

“Most Recent Balance Sheet” means the most recent combined consolidated balance sheet of Nationwide Postal and Affiliates Predecessor included in the registration statement on Form S-11 relating to the IPO filed by the REIT with the SEC, as it may amended prior to the IPO.

“Permits” means all permits, licenses, certificates of occupancy, variances, exemptions, registrations, approvals and authorizations of all Governmental Authorities.

“Permitted Liens” means each of the following: (a) Liens for taxes, assessments and governmental charges or levies not yet due and payable or, if due and payable, not yet delinquent; (b) pledges or deposits to secure obligations under workers’ compensation or unemployment laws or similar legislation or to secure public or statutory obligations; (c) easements, zoning restrictions, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use or value of such property for its present purposes; (d) tenancy leases; and (e) deposits to secure trade contracts (other than for debt), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business.

“Person” means any individual, corporation, partnership, limited liability company, association, trust, joint venture, unincorporated entity or other legal entity or any Governmental Authority.

“Post-Closing Tax Period” means any taxable period that begins after the Closing Date and, in the case of a Straddle Period, the portion of the Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the end of the Closing Date and, in the case of a Straddle Period, the portion of the Straddle Period ending on the Closing Date.

“Real Property” has the meaning set forth in Section 3.17.

“Registration Statement” has the meaning set forth in Section 6.4(a).

“REIT” has the meaning set forth in the preamble to this Agreement.

“REIT Class A Common Stock” means the Class A common stock, par value $0.01 per share, of the REIT.

“REIT Class B Common Stock” means the Class B common stock, par value $0.01 per share, of the REIT.

“REIT Common Stock” means the REIT Class A Common Stock and the REIT Class B Common Stock.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment of any Hazardous Substance.

“Resale Shares” has the meaning set forth in Section 6.4(a).

“Rule 144” has the meaning set forth in Section 6.4(a)(ii).

“S-3 Eligible Date” has the meaning set forth in Section 6.4(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 6.4(a).

“Special Representations” has the meaning set forth in Section 8.1.

“Straddle Period” means a taxable period beginning before and ending after the Closing Date.

“Survival Date” has the meaning set forth in Section 8.1.

“Surviving Company” has the meaning set forth in Section 2.1.

“Tax” or “Taxes” means any federal, state, county, local or foreign taxes of any kind whatsoever, including any interest, penalties and additions imposed thereon or with respect thereto, including all Income Taxes, payroll and employee withholding taxes, unemployment insurance, employment taxes, social security taxes, sales and use taxes, ad valorem taxes, escheat and unclaimed property charges, excise taxes, severance taxes, franchise taxes, margin taxes, profits taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, registration taxes, environmental taxes, value added taxes, customs duties, capital stock taxes, transfer taxes, alternative or add-on minimum taxes, workers’ compensation, disability, estimated and other governmental charges of the same or of a similar nature to any of the foregoing, whether disputed or not.

“Tax Claim” has the meaning set forth in Section 8.4.

“Tax Return” means any return, report, declaration return, information return, claim for refund, declarations of estimated tax or other information required to be supplied to or filed with a taxing authority in connection with any Taxes, including any return of an affiliated or combined or unitary group and including any schedule or attachment thereto and amendment thereof.

“Tennessee Code” means the Tennessee Business Corporation Act.

ARTICLE II
THE MERGER

2.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company shall be merged with and into Merger Subsidiary in accordance with the provisions of, and with the effects provided in, Section 251 of the DGCL and Section 48-21-107 of the Tennessee Code. Merger Subsidiary shall be the surviving company resulting from the Merger (the “Surviving Company”), and shall succeed to and assume all of the rights and obligations of the Company, and the separate corporate existence of the Company shall cease.

2.2. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date after the Closing occurs, the REIT will file with the Secretary of State of the State of Delaware and the Secretary of State of the State of Tennessee a Certificate of Merger or Articles of Merger, as applicable (the “Certificate of Merger”), with respect to the Merger, duly executed and completed in accordance with the relevant provisions of the DGCL and the Tennessee Code, and will make all other filings or recordings required under the DGCL and the Tennessee Code to effect the Merger. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of Tennessee, or at such subsequent date or time as Merger Subsidiary and the Company may agree and specify in the Certificate of Merger (the time that is the effective time of the Merger being hereinafter referred to as the “Effective Time”).

2.3. Time and Place of Closing. The closing of the Merger and other transactions contemplated by this Agreement (the “Closing”) shall take place at a time and on a date mutually agreed upon by the parties, but is expected to occur immediately following the closing of the IPO, but subject to the satisfaction or waiver at the Closing of the conditions set forth herein. The Closing shall take place at the offices of Hunton Andrews Kurth LLP, 200 Park Avenue, New York, New York 10166, or at such other location mutually agreed upon by the parties.

2.4. Limited Liability Company Agreement. The limited liability company agreement of Merger Subsidiary, as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving Company until thereafter amended as provided therein or by applicable Law.

2.5. Board of Managers. The Board of Managers of the Surviving Company as of immediately after the Effective Time shall be the managers of the Surviving Company and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the limited liability company agreement of the Surviving Company.

2.6. Merger Consideration. At the Effective Time, and without any action on the part of the Company Stockholder, all of the Company Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive an aggregate of 637,058 shares of REIT Class A Common Stock (the “Class A Common Stock Merger Consideration”) and 27,206 shares of REIT Class B Common Stock (the “Class B Common Stock Merger Consideration”, and together with the Class A Common Stock Merger Consideration, the “Merger Consideration”)).

2.7. Effect on Capital Stock and Other Matters. As of the Effective Time, by virtue of the Merger and without any action on the part of any holders of Company Common Stock, REIT Common Stock or membership interests in Merger Subsidiary:

(a) All of the issued and outstanding shares of Company Common Stock shall be converted into the right to receive, upon the surrender of the certificate(s) formerly representing such shares of Company Common Stock in accordance with Section 2.8, the Merger Consideration.

(b) All shares of Company Common Stock outstanding immediately prior to the Effective Time, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of Company Common Stock shall cease to have any ownership or other rights with respect thereto, except the right to receive the Merger Consideration in accordance with the terms hereof.

(c) Each membership interest of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall remain outstanding.

(d) As of the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Company of shares of Company Common Stock.

(e) The REIT shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of federal, state, local or foreign Tax Law. To the extent that amounts are so withheld, (i) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Stockholder, and (ii) the REIT shall provide the Company Stockholder written notice of the amounts so deducted or withheld.

(f) The Company Stockholder waives any and all dissenter’s rights it may have, under applicable statutory provisions or otherwise, in connection with the Merger.

2.8. Prorations.

(a) The Merger Consideration may be adjusted, upward or downward, by the amount of any adjustments arising from the Prorations (as defined herein) (as so adjusted, the “Adjusted Merger Consideration”). Adjustments arising from the prorations will be deducted or paid, as the case may be, through the reduction or increase, as applicable, in the number of shares of REIT Class A Common Stock comprising the Class A Common Stock Merger Consideration. For purposes of determining the number of shares of REIT Class A Common Stock constituting any Prorations adjustment, the value per share of REIT Class A Common Stock shall be the public offering price set forth on the front cover of the final prospectus for the REIT’s underwritten initial public offering or REIT Class A Common Stock.

For purposes of this Agreement, “Prorations” means those proration and adjustment amounts that are customarily applied to closings of commercial real estate transactions in the county in which Real Property is located, which amounts shall be calculated as of midnight (Eastern time) of the day immediately preceding the Closing Date and shall include:

(i) Taxes. All real estate and personal property taxes and special assessments, if any, with respect to each Real Property shall be prorated at the Closing;

(ii) Rents. All rents, including, without limitation, base rents, operating expense payments or common area maintenance charges and all other forms of additional rents, payable under the leases for the Real Property and all other income from the Real Property shall be prorated at the Closing; and

(iii) Other Items. Any other items of revenue, operating expenses or other items which are customarily prorated between a transferor and transferee of real estate in the various counties in which the Real Property is located shall be prorated at the Closing.

(b) No less than three (3) but no more than five (5) business days prior to the Closing Date, the Company shall cause to be prepared and delivered a certificate signed by an officer of the Company setting forth the Company’s good faith estimate of the Net Working Capital of the Company as of close of business on the Closing Date (the “Estimated Net Working Capital Amount”), which shall be prepared in accordance with the definitions thereof, and which shall be subject to the Company Stockholder’s approval (not to be unreasonably withheld). To the extent that the Estimated Net Working Capital Amount is less than the Required Net Working Capital Amount, then the Merger Consideration payable by the REIT at the Closing shall be decreased by such shortfall. To the extent that the Estimated Net Working Capital Amount is greater than the Required Net Working Capital Amount, then the Merger Consideration payable by the REIT at the Closing shall be increased by such surplus.

(c) All amounts paid by any Person pursuant to this Section 2.8 shall be considered an adjustment to the Merger Consideration for Tax purposes.

2.9. Tax Consequences. It is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. This Agreement should be interpreted consistent with this intent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
COMPANY STOCKHOLDER

The Company and the Company Stockholder represent and warrant to the REIT and Merger Subsidiary as follows:

3.1. Organization and Authority of the Company. The Company is duly organized, validly existing and in good standing under the Laws of the State of Tennessee. The Company has full corporate or entity power to carry on its business as it is now being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such properties and assets now are owned, operated or held. The Company is duly qualified as a foreign entity to do business , and is in good standing, in each jurisdiction in which its ownership or leasing of property or the conduct of its business as now conducted requires it to qualify, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. Complete and correct copies of the organizational documents of the Company have been delivered to the REIT as in effect on the date hereof, and, other than as expressly contemplated by this Agreement, no amendment or other modification thereto has been filed, recorded or is pending or contemplated thereto.

3.2. Capitalization.

(a) The Company’s authorized capital stock consists of 1,000 shares of Company Common Stock and no shares of preferred stock. As of the date hereof, 1,000 shares of Company Common Stock and no shares of preferred stock are issued and outstanding. Such shares of Company Common Stock constitute all of the issued and outstanding shares of capital stock of the Company as of the date hereof. All outstanding shares of Company Common Stock are held by the Company Stockholder. All issued and outstanding shares of Company Common Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) are not subject to any preemptive rights, (iii) are not subject to any voting agreements, and (iv) have not been issued in violation of any preemptive rights, rights of first refusal or offer or applicable Law.

(b) Neither the Company nor any of its subsidiaries is a party to any (A) option, warrant, put, contract, commitment, agreement or other obligation pursuant to which the Company or any of its subsidiaries is bound to sell, repurchase or issue any shares of its capital stock or other equity interest, including securities convertible into, exchangeable or exercisable for shares of capital stock, other equity interest or other securities of the Company or any of its subsidiaries, (B) stockholder, member, voting or other agreement affecting or relating to the voting, purchase, redemption, repurchase or transfer of any shares of capital stock or other interest of the Company or any of its subsidiaries. No securities of the Company or any of its subsidiaries are subject to any pledge agreements, buy-sell agreements or other contract, agreement, arrangement, commitment, option, proxy, pledge, right of first offer or refusal, or understanding, including any contract restricting or otherwise relating to the ownership, voting rights, dividend rights, distribution rights, or disposition thereof.

(c) All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Company were undertaken in compliance with the charter and bylaws of the Company then in effect, any agreement to which the Company was then a party and all applicable Law. There are no dividends or other distributions that have accrued or been declared but that are unpaid and the Company has no current obligation to declare or pay any dividend or distribution to the holders of any preferred stock or the Company Common Stock.

3.3. Authority Relative to this Agreement; Board and Company Stockholder Approval. The Company has all requisite corporate power and authority to execute and deliver and to perform its obligations under this Agreement and this Agreement and the Merger have been approved by the Board of Directors of the Company and by the Company Stockholder as required by the Tennessee Code and the Company’s charter and bylaws. No other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery hereof and thereof by the other parties thereto) constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors’ rights generally or by equitable principles.

3.4. Consents and Approvals; No Violations. Except as set forth on Schedule 3.4, no consent, authorization or approval of, and no notification, submission or filing with, any Governmental Authority or other Person (including filings, consents or approvals required under any material Permits of the Company or any Material Contracts to which the Company is or will be a party) is necessary or required in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and other transactions contemplated by this Agreement. Neither the execution or delivery of this Agreement by the Company nor the performance of this Agreement or the consummation of the transactions contemplated hereby by the Company will (a) conflict with or result in any breach of any provision of the charter, bylaws or other organizational documents of the Company, (b) result in a violation of, breach of, or a loss of any benefit to which the Company is entitled, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Material Contract binding upon or providing rights to the Company, (c) violate any material Permit, Governmental Order or Law applicable to the Company or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company.

3.5. Absence of Certain Events.

(a) Since December 31, 2018, no event, fact, circumstance or condition has occurred that has had a Material Adverse Effect on the Company.

(b) From December 31, 2018, through the date hereof, (y) the business of the Company has been operated in the ordinary course consistent with past practice and (z) through the date hereof, the Company has not:

(i) created, incurred, assumed or permitted to exist any additional Indebtedness or guaranteed any Indebtedness of another Person;

(ii) granted any Lien other than a Permitted Lien;

(iii) acquired or agreed to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, any business or other Person;

(iv) incurred or committed to incur any capital expenditures or authorization or commitment with respect thereto that in the aggregate exceeds $100,000;

(v) changed any Tax election, changed an annual Tax accounting period, adopted or changed any Tax accounting method, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment relating to the Company, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment relating to the Companies, or taken any other similar action;

(vi) paid, discharged, settled or satisfied any claims, liabilities or obligations in excess of $10,000 in the aggregate, other than the payment, discharge or satisfaction in the ordinary course of business or as required by their terms as in effect on the date hereof of claims, liabilities or obligations reflected or reserved against in the Most Recent Balance Sheet or incurred in the ordinary course of business consistent with past practices;

(vii) initiated any material action, suit, claim or proceeding against any customer or vendor before any arbitrator or Governmental Authority;

(viii) made any change in the financial or Tax accounting methods or accounting practices followed by the Company, except changes required by Law or as a result of the Audit;

(ix) made any loans or advances (except in the ordinary course of business consistent with past practice) to, capital contributions to, or investments in, any other Person;

(x) materially amended or extended, or assigned any material rights or claims under, (i) any Material Contract or (ii) any agreement or arrangement with any Affiliate of the Company;

(xi)(i) wrote-off as uncollectible any notes or accounts receivable except write-offs in the ordinary course, (ii) wrote-off, wrote-up or wrote-down any other material asset of the Company or (iii) altered the customary time periods for collection of accounts receivable or payments of accounts payable;

(xii) entered into any new line of business outside of its existing lines of business;

(xiii) suffered any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Company or its assets; or

(xiv) agreed to do any of the foregoing (except as contemplated by this Agreement).

(c) Except as set forth on Schedule 3.5(c), from December 31, 2018, through the date hereof, the Company has not:

(i) issued, sold or granted any shares of capital stock of any class or series, or any other equity interest, including securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or other equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or other equity interests or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or other equity interests in respect of, in lieu of, or in substitution for, shares or other equity interests outstanding on the date hereof;

(ii)(i) split, combined, subdivided or reclassified any shares of its capital stock or (ii) declared, set aside for payment or paid any dividend, or made any other distribution, in respect of any of its capital stock, or redeemed or repurchased any of its capital stock or any outstanding options, warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of, its capital stock;

(iii) adopted any amendments or modification to its certificate of incorporation or bylaws or effected any recapitalization or similar transaction;

(iv) sold, leased, licensed, abandoned or otherwise encumbered or subjected to any Lien or otherwise disposed of any of its material properties, assets or rights or any interest therein;

(v) waived, canceled, sold, leased, licensed or otherwise disposed of, for less than the face amount thereof, any claim or right it has against others; or

(vi) agreed to do any of the foregoing.

3.6. Subsidiaries; Minority Investments. The Company has no subsidiaries and does not, directly or indirectly, own or hold of record and/or beneficially own or hold capital stock or other equity interests in any other Person.

3.7. Financial Statements.

(a)The Company has delivered to the REIT true and complete copies of the balance sheet and statement of income of the Company for the years ended December 31, 2016, 2017 and 2018 (the “Company Financial Statements”). The Company Financial Statements (i) fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of the dates and for the periods indicated, and (ii) were prepared in accordance with the Company’s accounting principles applied on a consistent basis, except as otherwise expressly noted therein and subject, in the case of any unaudited interim financial statements, to normally recurring year-end adjustments (which shall not be material individually or in the aggregate). The Company Financial Statements were prepared from, and are materially consistent with, the accounting records of the Company and were prepared in accordance with GAAP.

3.8. Litigation. There are no Actions pending or, to the Knowledge of the Company Stockholder, threatened by or against the Company or any of its properties or assets, or any of the directors or officers of the Company in such capacity.

3.9. Employee Matters. The Company does not have, and has not within the past five years had, any employees.

3.10. Tax Matters. Except as set forth on Schedule 3.10:

(a) the Company has timely filed or caused to be timely filed all Tax Returns required to have been filed by or for it, and all information set forth in such Tax Returns is accurate and complete in all material respects;

(b) the Company has timely paid all amounts of Taxes that are due and payable by it whether or not shown or required to be shown on a Tax Return;

(c) the Company has not granted (or is not subject to) any waiver that is currently in effect of the period of limitations for the assessment of any Tax; no unpaid Tax deficiency has been assessed or asserted against or with respect to the Company by any Governmental Authority; there are no currently pending administrative or judicial proceedings, or any deficiency or refund litigation, with respect to Taxes of the Company; and any such assertion, assessment, proceeding or litigation disclosed on Schedule 3.10 is being contested in good faith through appropriate measures, and its status is described on Schedule 3.10;

(d) the Company has timely and properly withheld and paid all material amounts of Taxes required to have been withheld and paid, and has complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party;

(e) there are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company;

(f) the Company is not obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Code § 280G;

(g) [Reserved];

(h) the Company is not a party to any Tax allocation or sharing agreement with any Person that is not an Affiliate of the Company other than under a lease or other commercial agreement entered into in the ordinary course of business and with respect to each such agreement, a principal purpose of the agreement is not the allocation or sharing of Taxes;

(i) the Company (A) has not been a member of an affiliated group filing a consolidated federal Income Tax Return or (B) does not have any liability for the Taxes of any Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise (except for contracts that were entered into in the ordinary course of business and a principal purpose of such contracts is not the allocation of Taxes);

(j) the Company has not been, in the past three (3) years, a party to a transaction reported or intended to qualify as a distribution governed by Code §§ 355, 356 or 361;

(k) the Company has not engaged in any transaction which is a “listed transaction” within the meaning of Treasury Regulation §§ 1.6011-4(b)(2) or 301.6111-2(b)(2) (irrespective of the Closing Date);

(l) the Company is not required to include a material item of income, or exclude a material item of deduction, for any period after the Closing Date as a result of (i) an installment sale transaction occurring on or before the Closing governed by Code § 453 (or any similar provision of foreign, state, or local Law); (ii) a transaction occurring on or before the Closing reported as an open transaction for federal Income Tax purposes (or any similar doctrine for foreign, state or local tax purposes); (iii) prepaid amounts received on or prior to the Closing; (iv) a change in method of accounting or use of an improper method of accounting, in each case, requested or occurring on or prior to the Closing; (v) an agreement entered into with any taxing authority on or prior to the Closing; or (vi) an election under Code §108(i);

(m) set forth on Schedule 3.10(l) is a complete and correct list of all jurisdictions in which the Company has filed Tax Returns;

(n) the Company does not have, and has never had, a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country, or otherwise has been subject to Tax in any material respect in a jurisdiction where it does not currently file Tax Returns or pay Taxes;

(o) the Company is classified, for U.S. federal income Tax purposes, as a C corporation;

(p) the Company has not received any letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority); and

(q) the Company has made available to the REIT (i) true and complete copies of all U.S. federal and state Income Tax Returns and filed by the Company for the past three years and (ii) true and complete copies of all notices of deficiencies, notices of proposed adjustments, notices of assessments, revenue agent reports, closing agreements, settlement agreements, information document requests, and other similar documents, notices, or correspondence that the Company (or any of their representatives) has received from, sent to, or entered with (a) the IRS for the past three years or (b) a state taxing authority in the past three (3) years if, with respect to clause (ii), such documents are readily available to the Company.

3.11. Compliance with Law.

(a) The Company holds all material Permits necessary for the lawful conduct its business. The Company is in compliance in all material respects with the terms of such material Permits. The Company is (and has been for the prior five (5) years) in compliance in all material respects with all applicable Laws. To the Knowledge of the Company Stockholder, no investigation or review by any Governmental Authority with respect to the Company is pending or threatened.

3.12. Fees and Expenses of Brokers and Others. The Company is not directly or indirectly committed to any liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated by this Agreement or has retained any broker or other intermediary to act directly or indirectly on its behalf in connection with the transactions contemplated by this Agreement.

3.13. Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.13, the Company does not have any liability or obligation of any kind, whether absolute, accrued, asserted or unasserted, contingent or otherwise, that is not adequately reflected or reserved against on the Most Recent Balance Sheet, except liabilities or obligations (i) that were incurred after the date of the Most Recent Balance Sheet in the ordinary course of business and consistent with past practice, or (ii) that were incurred in connection with this Agreement.

3.14. Environmental Laws and Regulations. Except as set forth on Schedule 3.14:

(a) the Company is, and has been for the prior five (5) years, in compliance in all material respects with all applicable Environmental Laws;

(b) there is no action or proceeding pending or, to the Knowledge of the Company Stockholder, any investigation pending, against the Company, nor, to Knowledge of the Company Stockholder, is any action, proceeding or investigation threatened against the Company, with respect to Hazardous Substances or Environmental Laws; and the Company has not received, any actual or proposed order, notice or other communication (written or oral) from any Governmental Authority or other Person of any actual or potential material violation of, or actual or potential material liability under, any Environmental Law including any corrective, investigatory or remedial obligations, or personal injury, property damage or natural resources damages claims arising under any Environmental Law;

(c) the Company possesses and is in compliance in all material respects with all Permits that are required pursuant to any applicable Environmental Law (“Environmental Permits”) for the operation of the Company’s business and none of the Environmental Permits requires consent, notification or other action to remain in full force and effect following consummation of the transactions contemplated herein. All Environmental Permits are in full force and effect and no modification, suspension or cancellation is pending or, to the Knowledge of the Company Stockholder, threatened; and

(d) the Company has not assumed, by contract, agreement or operation of law, the liability of any other Person arising under Environmental Law.

3.15. Insurance. To the Knowledge of the Company Stockholder, all policies of insurance covering the assets, business and operations of the Company (a) are in full force and effect with all premiums due having been paid in full and (b) are valid, outstanding and enforceable policies. During the past five (5) years, there has been no lapse in coverage or material reduction in scope of the insurance carried by the Company in the ordinary course of its business, and the Company has not received any notice of any proposed material increase in the premiums payable for coverage. None of the insurers of the Company has issued a reservation of rights letter received by the Company in the defense of claims. The Company has complied in all material respects with the terms and conditions of all of the insurance policies owned or held by the Company.

3.16. Material Contracts.

(a) Schedule 3.16 attached hereto sets forth a correct and complete list of the following Contracts (whether or not included on such schedule, the “Material Contracts”):

(i) each Contract that currently requires payment by, or payment to, the Company of more than $50,000 per year;

(ii) each note, mortgage, indenture, loan or credit agreement, security agreement, and other agreement and instrument reflecting outstanding obligations or available commitments for borrowed money or other Indebtedness;

(iii) any guarantee that may result in an obligation by the Company in excess of $10,000; and

(iv) all Leases.

(b) Assuming the due authorization, execution and delivery by the other parties thereto, each of the Material Contracts is valid, binding, in full force and effect and enforceable by and against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors’ rights generally or by equitable principles.

(c) The Company is not in breach or default under any Material Contract. To the Knowledge of the Company Stockholder, no material breach or material default under any Material Contract by any other party thereto has occurred. There is no event or condition which has occurred or exists which constitutes or which, with or without notice, the happening of any event and/or the passage of time, would constitute a material default or material breach under any Material Contract by the Company or, to the Knowledge of the Company Stockholder, any other party thereto, or would cause the acceleration of any obligation or loss of any material rights of any party thereto or give rise to any right of termination or cancellation thereof. The Company has delivered to the REIT true and complete copies of each written Material Contract and written summaries of the payment terms and other material terms of any oral Material Contracts.

(d) The Company has not received any notice (a) alleging breach of any Material Contract, (b) terminating or threatening to terminate any Material Contract or (c) of intent not to renew a Material Contract and, to the Knowledge of the Company Stockholder, no counterparty to a Material Contract has any intent to terminate or not renew such Material Contract.

(e) Except as would not, individually or in the aggregate, have a Material Adverse Effect, and solely with respect to Contracts of the Company other than the Material Contracts: (i) each such Contract is valid, binding, in full force and effect and enforceable by and against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors’ rights generally or by equitable principles; (ii) the Company is not in breach or default under any such Contract, and to the Knowledge of the Company Stockholder, no breach or default under any such Contract by any party thereto other than the Company has occurred; and (iii) there is no event or condition which has occurred or exists which constitutes or which, with or without notice, the happening of any event or the passage of time, would constitute a material default or breach under any such Contract by the Company or, to the Knowledge of the Company Stockholder, any other party thereto, or would cause the acceleration of any obligation or loss of any material rights of any party thereto or give rise to any right of termination or cancellation thereof.

3.17. Real Property.

(a) The real property described on Schedule 3.17 constitutes all the real property owned by the Company (the “Real Property”). Other than the Real Property, the Company does not own, lease, sublease, license, occupy or use any real property. The Real Property constitutes all the real property necessary to conduct the Company’s business as currently conducted and as currently proposed by the Company to be conducted. The Company has provided the REIT with true and complete copies of all of the leases and subleases (including any exhibits, addendums, amendments or modifications related thereto) relating to the Real Property (collectively, the “Leases”).

(b) With respect to the Real Property:

(i) all rents and other amounts due under the Leases have been paid in full on or before the date when due and payable, and no security deposit has been applied in connection with a breach or default that has not been replaced in full;

(ii) no claim has been asserted against the Company adverse to its rights in the Real Property;

(iii) there are no Liens encumbering the Real Property other than Permitted Liens;

(iv) all facilities, buildings, improvements and fixtures on the Real Property are in good condition and repair, subject to normal wear and tear, and are suitable for the continued operation of the Company’s business as currently conducted;

(v) to the Knowledge of the Company Stockholder, there are no pending or threatened condemnation proceedings, lawsuits or administrative actions relating to the Real Property or other matters affecting adversely the current use or occupancy thereof;

(vi) to the Knowledge of the Company Stockholder, the Real Property (A) is in compliance in all material respects with all applicable Laws relating to occupancy and operation thereof and there are no violations of Law related to the Real Property, (B) has received all material approvals of Governmental Authorities (including Permits) required in connection with the occupancy and operation thereof and (C) has been operated and maintained in all material respects in accordance with applicable Law;

(vii) all facilities located on the Real Property are supplied with utilities and other services necessary for the operation of such facilities by the tenant, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services are reasonably adequate in quality and quantity for the operation of the tenant’s business as currently conducted;

(viii) except as set forth on Schedule 3.17, the Company has not granted a mortgage or security interest in the Real Property and/or the Leases; and

(ix) the Company does not owe, and will not owe in connection with the transactions contemplated under this Agreement, any broker’s fees and/or commissions in connection with the Real Property and/or the Leases.

3.18. Books and Records.

(a) The minute books of the Company have been delivered to the REIT. The books of account and stock record books of the Company are located at the Company’s offices, are complete and correct in all material respects, represent actual, bona fide transactions and have been maintained in accordance with applicable legal and accounting requirements.

(b) The Company has established and maintains a system of internal accounting controls reasonably adequate for the size, operations and business of the Company to ensure that (i) all transactions related to the Company are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit the preparation of financial statements and to maintain proper accountability for assets and (iii) payments or actions prohibited by anti-bribery, corruption and similar Laws are detected. The Company has not identified or been made aware of any fraud that involves the Company, its Affiliates, or their management, or other current employees or any claim or allegation regarding any of the foregoing, and the Company has not received any written notice from its independent accountants regarding any of the foregoing.

3.19. Accounts Receivable. All of the accounts receivable of the Company are (a) valid and enforceable claims, not subject to any valid defenses, set offs or counterclaims (net of reserves reflected in the Most Recent Balance Sheet), (b) determined in accordance with the Company’s historical accounting principles, consistently applied, (c) arose out of bona fide transactions in the ordinary course of business, (d) represent sales actually made or services actually performed or to be performed in the ordinary course of business in bona fide, arms-length transactions completed in accordance with the terms and provisions contained in any documents relating thereto and in compliance with Laws and (e) as of the date hereof have not been outstanding for more than 90 days from the date of invoice. As of the Closing Date, any reserves for collection losses related to the accounts receivable that are included in the Most Recent Balance Sheet will be reasonably adequate. The Company has not factored or discounted, or agreed to factor or discount, any accounts receivable.

3.20. Indebtedness. The Company’s Indebtedness as of the date hereof is set forth on Schedule 3.20.

3.21. Full Disclosure. The representations and warranties of the Company contained in this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. The Company has not made any representations or statements that were misleading or inaccurate in any material respect or has withheld from or failed to disclose to the REIT any data, documents, or other information that could reasonably be expected to affect its ability to perform its obligations under this Agreement, or to conduct its business in the ordinary course.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE REIT AND MERGER

SUBSIDIARY

The REIT and Merger Subsidiary hereby represent and warrant to the Company Stockholder as follows:

4.1. Organization and Authority of the REIT and Merger Subsidiary. Each of the REIT and Merger Subsidiary is duly organized, validly existing and in good standing under the Laws of the State of Maryland and Delaware, respectively. Each of the REIT and Merger Subsidiary has full corporate or limited liability company- power to execute and deliver and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The REIT owns one hundred percent (100%) of the outstanding equity interests in Merger Subsidiary. Merger Subsidiary was formed for the purpose of effecting the transactions contemplated herein, holds no assets and has no liabilities, and has not engaged in any other business activities or conducted any operations (other than entering into this Agreement).

4.2. Authority Relative to this Agreement. The execution, delivery and performance of this Agreement by the REIT and Merger Subsidiary, as applicable, are within the corporate or limited liability company power and authority of such party. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the applicable governing body of each of the REIT and Merger Subsidiary and no other corporate proceedings on the part of the REIT or Merger Subsidiary are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been or will be duly and validly executed and delivered by the REIT and Merger Subsidiary, and assuming the due authorization by the other parties thereto and the authorization, execution and delivery hereof and thereof by such other parties constitute or will constitute valid and binding agreements of the REIT and Merger Subsidiary, as applicable, enforceable against such party in accordance with its terms, except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors’ rights generally or by equitable principles.

4.3. Consents and Approvals; No Violations. No consent or approval of, and no notification, submission, or filing with any Governmental Authority is necessary or required in connection with the execution and delivery of this Agreement by the REIT or Merger Subsidiary or for the consummation of the transactions contemplated hereby. Except as set forth on Schedule 4.3 attached hereto, neither the execution or delivery of this Agreement by the REIT or Merger Subsidiary, nor the performance of this Agreement nor the consummation of the transactions contemplated hereby by the REIT or Merger Subsidiary will (a) conflict with or result in any breach of any provision of the respective organizational documents of the REIT or Merger Subsidiary (b) result in a material violation or material breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, Contract or other instrument or obligation to which the REIT or Merger Subsidiary is a party or by which any of the properties or assets of the REIT or Merger Subsidiary may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the REIT or Merger Subsidiary or any of the properties or assets of the REIT or Merger Subsidiary.

4.4. REIT Common Stock. The issuance of the REIT Class A Common Stock and the REIT Class B Common Stock pursuant to the Merger has been duly authorized by all requisite corporate action of the REIT and upon issuance at Closing in accordance with the terms of this Agreement such stock will be validly issued, fully paid and non-assessable.

4.5. Litigation. As of the date hereof, there is no action, suit, proceeding or investigation pending or, to the knowledge of the REIT, threatened against or relating to the REIT or Merger Subsidiary before any Governmental Authority that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

4.6. Fees and Expenses of Brokers and Others. Neither the REIT nor Merger Subsidiary is committed to any liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated by this Agreement or has retained any broker or other similar intermediary to act directly or indirectly on its behalf in connection with the transactions contemplated by this Agreement.

4.7. Tax. The REIT intends to qualify as a real estate investment trust under the Code and Merger Subsidiary intends to be classified as disregarded as an entity separate from its owner under Treasury Regulations § 301.7701-3.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1. Operation in the Ordinary Course. During the period from the date of this Agreement to the Effective Time, unless the REIT shall otherwise consent in writing and except as otherwise expressly required by this Agreement or required by Law, the Company shall (a) operate its business in the ordinary course, consistent with past practice; (b) use its reasonable efforts to preserve intact its assets (including its goodwill) and current business organizations, to keep and to maintain current relationships with its tenants, suppliers and others having business relationships with the Company; (c) pay its Indebtedness and trade and other accounts payable punctually when and as the same will become due and payable and perform and observe, in all material respects, its duties and obligations under all contracts; (d) pay all Taxes as they become due and payable and use reasonable efforts to maintain in full force and effect all insurance policies.

5.2. Affirmative and Negative Covenants. During the period from the date of this Agreement to the Effective Time, unless the REIT shall otherwise consent in writing (and except as otherwise expressly required by this Agreement or required by Law), the Company shall not, directly or indirectly:

(a) issue, sell or grant any shares of capital stock of any class or series, or any other equity interest, including securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or other equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or other equity interests or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or other equity interests in respect of, in lieu of, or in substitution for, shares or other equity interests outstanding on the date hereof;

(b)(i) split, combine, subdivide or reclassify any shares of its capital stock or (ii) declare, set aside for payment or pay any dividend, or make any other distribution, in respect of any of its capital stock, or (iii) redeem or repurchase any of its capital stock or any outstanding options, warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of, its capital stock;

(c) amend or modify its certificate of incorporation or bylaws or effect or become a party to any recapitalization or similar transaction;

(d) other than borrowings by the Company in the ordinary course of business consistent with past practice, create, incur, assume or permit to exist any additional Indebtedness or guarantee any Indebtedness of another Person;

(e) grant any Lien other than a Permitted Lien;

(f) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, any business or other Person;

(g) sell, lease, license, abandon or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties, assets or rights or any interest therein;

(h) make or agree to make any capital expenditures that, when added to all other capital expenditures made by or on behalf of the Company since the date hereof, exceed $100,000;

(i) make or change any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment relating to the Companies, or take any other similar action, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of materially increasing the Tax liability of the Company for any period ending after the Closing Date or materially decreasing any Tax attribute of the Company existing on the Closing Date without, in any such case, having the effect of providing a substantially equivalent reduction in Tax liability for any period ending after the Closing Date or increase in one or more Tax attributes existing on or after the Closing Date;

(j) pay, discharge, settle or satisfy any claims, liabilities or obligations, other than (i) repayment of any Indebtedness, or (ii) the payment, discharge or satisfaction of claims (A) in the ordinary course of business consistent with past practice or (B) as required by their terms as in effect on the date hereof;

(k) initiate any material action, suit, claim or proceeding against any tenant or vendor before any arbitrator or Governmental Authority except to the extent necessary to preserve any rights or claims;

(l) make any change in the financial or Tax accounting methods or accounting practices followed by the Company, except changes required by Law or by GAAP;

(m) make any loans or advances (except in the ordinary course of business consistent with past practice) to, capital contributions to, or investments in, any other Person;

(n) enter into or materially amend, extend or terminate (other than upon expiration of such Contract), or waive, release or assign any rights or claims under, any Material Contract or any agreement or arrangement with any Company Affiliate;

(o) enter into any Contract that places any limitation on the method of conducting or scope of any business of the Company or any of its Affiliates;

(p) enter into any new line of business;

(q) cause any material damage, destruction, or other casualty loss (whether or not covered by insurance) affecting the Company or its assets;

(r) waive, cancel, sell, lease, license or otherwise dispose of, for less than the face amount thereof, any claim or right it has against others;

(s) create any subsidiary of the Company;

(t) enter into any joint venture, partnership, strategic alliance or similar arrangement with any Person;

(u) take any other action which could reasonably be expected to cause (i) a breach or inaccuracy of any representation or warranty in Article III or (ii) a condition set forth in Article VII not to be satisfied;

(v) take any action with the intent to cause a representation or warranty to become untrue or incorrect; or

(w) agree to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1. Access to Information. Upon reasonable notice, the Company shall afford to the officers, employees, accountants, counsel and other representatives of the REIT, reasonable access during normal business hours during the period from the date hereof to the Effective Time, to all of the facilities and properties of the Company and the accountants, properties, books and records, Permits and Contracts of the Company and during such period, the Company shall furnish to the REIT all information concerning its business, financial condition, properties and personnel as the REIT may reasonably request.

6.2. Reasonable Efforts. Subject to the terms and conditions set forth in this Agreement, each of the Company and the REIT agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement.

6.3. Notification; Updates to Schedules.

(a) Prior to the Closing, each of the Company and the REIT shall notify the other party in writing if such party obtains knowledge of any material breaches or inaccuracies of any of the representations and warranties contained herein or any material breach of any covenant or other agreement hereunder by such party; provided that any such notification shall not cure any breach or inaccuracy or affect the other party’s rights and remedies under this Agreement.

(b) The Company shall deliver to the REIT prior to the Closing Date a true and complete schedule of changes (the “Updated Schedules”) to any of the information contained in the Disclosure Schedules (including changes to any other representations or warranties in Article III hereof as to which no Schedule has been created as of the date hereof but as to which a Schedule would have been required if such changes had existed on the date hereof), but only if such changes are required as a result of events or circumstances occurring after the date hereof and not as a result of any breach or failure to perform any covenant or agreement contained herein, and would render any representation or warranty inaccurate or incomplete at any time. The Updated Schedules shall be dated as of the Closing Date.

6.4. Registration.

(a) Shelf Registration of the REIT Class A Common Stock. Following the date on which the REIT becomes eligible to use a registration statement on Form S-3 for the registration of securities (the “S-3 Eligible Date”), under the Securities Act of 1933, as amended (the “Securities Act”), the REIT shall use commercially reasonable efforts to file with the SEC a shelf registration statement under Rule 415 of the Securities Act (the “Registration Statement”), or any similar rule that may be adopted by the SEC, covering (i) the issuance of REIT Class A Common Stock issuable upon conversion of the Class B Common Stock Merger Consideration (the “Conversion Shares”) and/or (ii) the resale by the holder of the Conversion Shares and the Class A Common Stock Merger Consideration (together with the Conversion Shares, the “Resale Shares”). In connection therewith, the REIT will:

(i) use commercially reasonable efforts to have such Registration Statement declared effective;

(ii) to use our commercially reasonable efforts to keep the registration statement continuously effective (including the preparation an filing of any amendments and supplements necessary for that purpose) until the earlier of (i) the date that is two (2) years after the date of the effectiveness of the registration statement, (ii) the date on which all the Resale Shares registered on the registration statement are eligible for sale without registration pursuant to Rule 144 under the Securities Act, or any successor rule thereto (“Rule 144”) under the Securities Act without volume limitations or other restrictions on transfer thereunder, or (iii) the date on which all the Resale Shares registered by the registration statement are sold;

(iii) use commercially reasonable efforts to register or qualify the Resale Shares covered by the Registration Statement under the securities or blue sky laws of such jurisdictions within the United States as required by law, and do such other reasonable acts and things as may be required of it to enable such holders to consummate the sale or other disposition in such jurisdictions of the Resale Shares; provided, however, that the REIT shall not be required to (i) qualify as a foreign corporation or consent to a general or unlimited service or process in any jurisdictions in which it would not otherwise be required to be qualified or so consent or (ii) qualify as a dealer in securities; and

(iv) otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC in connection with the Registration Statement.

The REIT further agrees to use commercially reasonable efforts to supplement or make amendments to the Registration Statement, if required by the rules, regulations or instructions applicable to the registration form utilized by the REIT or by the Securities Act or rules and regulations thereunder for the Registration Statement. The Company Stockholder agrees to furnish to the REIT, upon request, such information as may be required to complete and file the Registration Statement and to have the Registration Statement declared effective by the SEC.

In connection with and as a condition to the REIT’s obligations with respect to the filing of the Registration Statement pursuant to this Section 6.4(a), the Company Stockholder agrees with the REIT that:

(i) he will provide in a timely manner to the REIT such information as reasonably required to complete the Registration Statement or as otherwise required to comply with applicable securities laws and regulations;

(ii) he will not offer or sell his Resale Shares until (A) such Resale Shares have been included in the Registration Statement and (B) it has received notice that the Registration Statement covering such Resale Shares, or any post- effective amendment thereto, has been declared effective by the SEC, such notice to have been satisfied by the posting by the SEC on www.sec.gov of a notice of effectiveness;

(iii) if the REIT determines in its good faith judgment, after consultation with counsel, that the use of the Registration Statement, including any pre- or post- effective amendment thereto, or the use of any prospectus contained in such Registration Statement would require the disclosure of important information that the REIT has a bona fide business purpose for preserving as confidential or the disclosure of which, in the judgment of the REIT, would impede the REIT’s ability to consummate a significant transaction, upon written notice of such determination by the REIT (which notice shall be deemed sufficient if given through the issuance of a press release or filing with the SEC and, if such notice is not publicly distributed, Andrew Spodek agrees to keep the subject information confidential and acknowledges that such information may constitute material non-public information subject to the applicable restrictions under securities laws), the Company Stockholder’s right to offer, sell or distribute his Resale Shares pursuant to such Registration Statement or prospectus or to require the REIT to take action with respect to the registration or sale of any Resale Shares pursuant to a Registration Statement (including any action contemplated by this Section 6.4(a)) will be suspended until the date upon which the REIT notifies the Company Stockholder in writing (which notice shall be deemed sufficient if given through the issuance of a press release or filing with the SEC and, if such notice is not publicly distributed, the Company Stockholder agrees to keep the subject information confidential and acknowledges that such information may constitute material non-public information subject to the applicable restrictions under securities laws) that suspension of such rights for the grounds set forth in this paragraph is no longer necessary; provided, however, that the REIT may not suspend such rights for an aggregate period of more than 180 days in any 12-month period; and

(iv) in the case of the registration of any underwritten equity offering proposed by the REIT (other than any registration by the REIT on Form S-8, or a successor or substantially similar form, of an employee stock option, stock purchase or compensation plan or of securities issued or issuable pursuant to any such plan), the Company Stockholder will agree, if requested in writing by the managing underwriter or underwriters administering such offering, not to effect any offer, sale or distribution of any REIT Common Stock or Resale Shares (or any option or right to acquire REIT Common Stock or Resale Shares) during the period commencing on the tenth day prior to the expected effective date (which date shall be stated in such notice) of the registration statement covering such underwritten primary equity offering or, if such offering shall be a “take-down” from an effective shelf registration statement, the tenth day prior to the expected commencement date (which date shall be stated in such notice) of such offering, and ending on the date specified by such managing underwriter in such written request to the Company Stockholder; provided, however, that the Company Stockholder shall not be required to agree not to effect any offer, sale or distribution of his Resale Shares for a period of time that is longer than the greater of 90 days or the period of time for which any senior executive of the REIT is required so to agree in connection with such offering.

(b) Listing on Securities Exchange. If the REIT lists or maintains the listing of REIT Common Stock on any securities exchange or national market system, it shall, at its expense and as necessary to permit the registration and sale of the Resale Shares hereunder, list thereon, maintain and, when necessary, increase such listing to include such Resale Shares.

(c) Registration Not Required. Notwithstanding the foregoing, the REIT shall not be required to file or maintain the effectiveness of a registration statement relating to Resale Shares after the first date upon which, in the opinion of counsel to the REIT, all of the Resale Shares covered thereby could be sold by the holders thereof either (i) pursuant to Rule 144 without limitation as to amount or manner of sale or (ii) pursuant to Rule 144 in one transaction in accordance with the volume limitations contained in Rule 144(e) under the Securities Act.

(d) Allocation of Expenses. The REIT shall pay all expenses in connection with the Registration Statement, including without limitation (i) all expenses incident to filing with the Financial Industry Regulatory Authority, Inc., (ii) registration fees, (iii) printing expenses, (iv) accounting and legal fees and expenses, except to the extent holders of Resale Shares elect to engage accountants or attorneys in addition to the accountants and attorneys engaged by the REIT, which fees and expenses for such accountants or attorneys shall be for the account of the holders of the Resale Shares, (v) accounting expenses incident to or required by any such registration or qualification and (vi) expenses of complying with the securities or blue sky laws of any jurisdictions in connection with such registration or qualification; provided, however, the REIT shall not be liable for, or pay (A) any discounts or commissions to any underwriter or broker attributable to the sale of Resale Shares, or (B) any fees or expenses incurred by holders of Resale Shares in connection with such registration that, according to the written instructions of any regulatory authority, the REIT is not permitted to pay.

(e) Indemnification.

(i) In connection with the Registration Statement, the REIT agrees to indemnify each holder of Resale Shares and each Person who controls any such holder of Resale Shares within the meaning of Section 15 of the Securities Act, against all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation) caused by any untrue, or alleged untrue, statement of a material fact contained in the Registration Statement, preliminary prospectus or prospectus (as amended or supplemented if the REIT shall have furnished any amendments or supplements thereto) or caused by any omission or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses are caused by any untrue statement, alleged untrue statement, omission, or alleged omission based upon information furnished to the REIT by the Company Stockholder or the holder for use therein. The REIT and each officer, director and controlling person of the REIT shall be indemnified by the Company Stockholder or holder of Resale Shares covered by the Registration Statement for all such losses, claims, damages, liabilities and expenses (including reasonable costs of investigation) caused by any untrue, or alleged untrue, statement or any omission, or alleged omission, based upon information furnished to the REIT by the Company Stockholder or the holder for use therein.

(ii) Promptly upon receipt by a party indemnified under this Section 6.4(e) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this Section 6.4(e), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure to so notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 6.4(e) unless such failure shall materially adversely affect the defense of such action. In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the indemnified party unless (i) the indemnifying party agrees to pay the same, (ii) the indemnifying party fails to assume the defense of such action with counsel reasonably satisfactory to the indemnified party or (iii) the named parties to any such action (including any impleaded parties) have been advised by such counsel that representation of such indemnified party and the indemnifying party by the same counsel would be inappropriate under applicable standards of professional conduct (in which case the indemnified party shall have the right to separate counsel and the indemnifying party shall pay the reasonable fees and expenses of such separate counsel, provided that, the indemnifying party shall not be liable for more than one separate counsel). No indemnifying party shall be liable for any settlement of any proceeding entered into without its consent.

(f) Contribution.

(i) If for any reason the indemnification provisions contemplated by Section 6.4(e) hereof are either unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages or liabilities referred to therein, then the party that would otherwise be required to provide indemnification or the indemnifying party (in either case, for purposes of this Section 6.4(f), the “Indemnifying Party”) in respect of such losses, claims, damages or liabilities, shall contribute to the amount paid or payable by the party that would otherwise be entitled to indemnification or the indemnified party (in either case, for purposes of this Section 6.4(f), the “Indemnified Party”) as a result of such losses, claims, damages, liabilities or expense, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact related to information supplied by the Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party.

(ii) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6.4(f) were determined by pro rata allocation (even if the holders were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person or entity determined to have committed a fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(iii) The contribution provided for in this Section 6.4(f) shall survive the termination of this Agreement and shall remain in full force and effect regardless of any investigation made by or on behalf of any Indemnified Party.

ARTICLE VII

CONDITIONS PRECEDENT TO CONSUMMATION OF THE MERGER

7.1. Conditions Precedent to Obligations of Each Party. The obligations of each party to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or waiver by such party at or prior to the Effective Time of the following conditions precedent:

(a) The pricing of the IPO shall have occurred.

(b) There shall be no pending administrative or judicial proceeding initiated by any Governmental Authority that seeks to prevent consummation of the Merger or other transactions contemplated by this Agreement and no temporary restraining order, preliminary or permanent injunction or other Governmental Order preventing the consummation of the Merger or other transactions contemplated by this Agreement shall have been issued by any court of competent jurisdiction or any other Governmental Authority and shall remain in effect, and there shall not be any Law enacted or deemed applicable to the Merger or other transactions contemplated by this Agreement that makes consummation of the Merger or such other transactions illegal or otherwise prohibits or interferes with the consummation of the Merger or such other transactions.

7.2. Conditions Precedent to Obligations of the REIT and Merger Subsidiary. The obligations of the REIT and Merger Subsidiary to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or waiver by the REIT at or prior to the Effective Time of the following conditions precedent:

(a) Each of the representations and warranties of the Company contained in this Agreement shall have been true and correct as of the date of this Agreement, and shall be true and correct as of the Closing Date as if made on such date (other than any representations and warranties made as of another date, which representations and warranties shall be true and correct as of such other date) in all material respects (if not qualified by materiality or by Material Adverse Effect) or in all respects (if qualified by materiality or by Material Adverse Effect).

(b) Each of the covenants and agreements of the Company to be performed at or before the Closing pursuant to the terms of this Agreement shall have been duly performed in all material respects.

(c) The REIT shall have received a certificate dated as of the Closing Date and executed by the Company Stockholder certifying as to the matters set forth in Sections 7.2(a) and 7.2(b).

(d) The REIT shall have received an affidavit from the Company Stockholder certifying pursuant to Section 1445 and Section 1446(f) of the Code that the Company Stockholder is not a foreign corporation, foreign partnership, foreign trust, foreign estate, or foreign person (as those terms are defined in the Code and Treasury Regulations promulgated thereunder.

(e) No change, event, fact, occurrence, circumstance or condition shall have occurred or arisen since the date of this Agreement that, individually or when considered together with all other matters, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

7.3. Conditions Precedent to Obligations of the Company. The obligations of the Company to consummate the Merger and other transactions contemplated by this Agreement are subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions precedent:

(a) Each of the representations and warranties of the REIT and Merger Subsidiary contained in Article IV shall have been true and correct as of the date of this Agreement, and shall be true and correct as of the Closing Date as if made on such date (other than any representations and warranties made as of another date, which representations and warranties shall be true and correct as of such other date) in all material respects (if not qualified by materiality or by Material Adverse Effect) or in all respects (if qualified by materiality or by Material Adverse Effect).

(b) Each of the covenants and agreements of the REIT and Merger Subsidiary to be performed at or before the Closing pursuant to the terms of this Agreement shall have been duly performed in all material respects.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION; TAX MATTERS

8.1. Survival of Representations, Warranties and Covenants. The representations and warranties of the Company and the REIT contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, and all un-waived covenants or agreements required to be performed at or prior to the Closing, shall terminate on the date that is twelve (12) months after the Closing Date (or, if such date is not a business day, the immediately following business day), except that (i) any covenants or agreements that, by their express terms, survive beyond the Survival Date set forth in the preceding sentence shall survive until the end of such other period expressly set forth herein, (ii) the representations and warranties set forth in Section 3.10 (Tax Matters) (collectively, the “Special Representations”) and the covenants concerning Taxes set forth in Section 8.3 shall survive until ninety (90) days after the expiration of the statute of limitations applicable to the underlying claim (the “Survival Date”), As of the applicable Survival Date, the applicable representations, warranties, covenants and agreements (or in any instrument delivered pursuant hereto) shall automatically terminate and be of no further force or effect, and except as provided in Section 8.3, no claims of any type whatsoever arising out of, based upon or relating in any way to any such representations, warranties, covenants and agreements may be brought by any party after such Survival Date.

8.2. Indemnification.

(a) Tax Treatment of Payments. All indemnification payments made under this Agreement shall be deemed to be an adjustment to the Merger Consideration to the extent permitted by applicable Law.

(b) Preparation and Filing of Tax Returns. The Company Stockholder shall be responsible for preparing and filing all Tax Returns required to be filed by the Company for any period. All Tax Returns filed after the Closing Date for any Pre-Closing Tax Period shall be prepared in a manner that is consistent with the prior practice of the Company, except as otherwise required by applicable Law or agreed by the REIT. Except as expressly provided in this Agreement, the Company Stockholder shall not amend or cause or permit the Company to amend any Tax Return of or relating to the Company for any Pre-Closing Tax Period, unless such amendment is required under applicable law.The Company Stockholder shall submit to the REIT for its review and approval a draft of any Income Tax Return for any Pre-Closing Tax Period (including any Income Tax Return for a Straddle Period) at least forty-five (45) days prior to the due date (taking into account any extensions thereof) or, if the due date is within forty-five (45)) days after the Closing Date, as soon as practical prior to such due date. The REIT shall each have thirty (30) days after receipt of such draft Income Tax Return to notify the Company Stockholder of any disagreement with such draft Tax Return. If the REIT notifies the Company Stockholder of any disagreement with such draft Tax Return, the Company Stockholder shall revise such draft Tax Return for such change and notify the REIT of such change. If the REIT fails to notify the Company Stockholder of any disagreement after having timely received a draft Income Tax Return, then such draft Income Tax Return shall become final and binding on the parties. If the REIT and the Company Stockholder do not resolve such disagreement by the due date (including extensions) for the filing of such Income Tax Return, the Company Stockholder shall file the Income Tax Return in the form prepared by the Company Stockholder with such changes thereto as the REIT and the Company Stockholder may agree, such agreement not to be unreasonably withheld, and the REIT and the Company Stockholder shall select a nationally-recognized accounting firm mutually acceptable to them to resolve any remaining objections. The accounting firm shall be engaged to provide its determination within forty (40) days of the evidence necessary to resolve such dispute first being submitted to it. If an Income Tax Return prepared in accordance with the accounting firm’s determination reflects a change in the amount of Income Tax due or overpayment or refund due to the Company from that reflected in the Income Tax Return as filed, the Company Stockholder shall file an amended Income Tax Return consistent with such determination. The REIT and the Company Stockholder shall pay the fees and expenses of the accounting firm based on the degree to which the accounting firm accepts the respective positions of the parties.

(d) If any Tax Return for any Pre-Closing Tax Period requires the payment of any Taxes in excess of the amount of accrued Taxes (but only the actual amount of Taxes accrued and not any deferred Tax items) included in the Most Recent Balance Sheet and in the Final Net Working Capital Amount, the REIT shall be entitled to recover such amount from the Company Stockholder as an indemnification in accordance with Section 8.3(a).

(e) The Company Stockholder and the REIT agree to cooperate with each other to the extent necessary in connection with the filing of any Income Tax Returns of the Company and any investigations or disputes with respect to prior Income Tax Returns.

8.3. Tax Indemnification.

(a) Subject to the terms of Sections 8.1, 8.2 and this Section 8.3, from and after the Closing, the Company Stockholder shall indemnify the Indemnified Persons against (i) all liability for Taxes of the Company for any Pre-Closing Tax Period in excess of the amount of accrued Taxes (but only the actual amount of Taxes accrued and not any deferred Tax items) included in the Most Recent Balance Sheet and in the Final Net Working Capital Amount; (ii) all liability of the Company for Taxes of all Persons (other than Company or the REIT Indemnified Persons) arising (A) under Treasury Regulations §1.1502-6 (or any similar provision of state or local Law) for federal, state and local Income Taxes of any other corporation which is or has been affiliated with the Company for any Pre-Closing Tax Period or (B) by reason of contract, successor liability or otherwise by operation of law; (iii); all Taxes of the Company Stockholder; and (iv) all Losses resulting from a breach or inaccuracy of the representations and warranties set forth in Section 3.10 of this Agreement. For the avoidance of doubt, the indemnification obligations of the Company Stockholder under this Section 8.3(a) shall not be subject to the amount limitations set forth in Section 8.3(a)(i). In the case of any Straddle Period, the amount of any Taxes for the Pre-Closing Tax Period shall: (i) in the case of Taxes based on sales, receipts, gross income or net income, be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which Company or any of its subsidiaries holds a beneficial interest shall be deemed to terminate at such time) and (ii) in the case of all other Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(b) Except as expressly provided herein, the Company Stockholder shall be entitled to receive any Income Tax refunds of Income Taxes previously paid by the Company or any of its subsidiaries with respect to a Pre-Closing Tax Period that are received after the Closing Date. Notwithstanding the prior sentence, the Company Stockholder shall not be entitled to receive any Tax refund of the Company resulting from the carryback of a net operating, capital loss or other tax attribute incurred with respect to a Post-Closing Tax Period and any such Tax refund shall be the property of and shall be retained by the Surviving Company or the REIT.

(c) All claims for indemnification under this Section 8.3 shall be subject to, and handled in accordance with the provisions of Article VIII.

(d) Notwithstanding any other provisions of this Agreement, an Indemnified Person shall have the right to be indemnified, held harmless from, defended or reimbursed under this Section 8.3 only if such right is asserted on or before one hundred eighty (180) days after the expiration of the statute of limitations (including extensions thereof) applicable to the Tax in issue.

8.4. Tax Contests. The REIT agrees to give written notice to the Company Stockholder of the receipt of any written notice by the REIT or the Surviving Company which involves the assertion of any claim, or the commencement of any proceeding, in respect of which an indemnity may be sought by any Indemnified Person under Section 8.3(a) (a “Tax Claim”); provided, that failure or delay to comply with this provision shall not reduce such Indemnified Person’s right to indemnification hereunder except to the extent that the Company Stockholder is actually prejudiced by such failure or delay on the part of the REIT. If such Tax Claim results in the assessment or assertion of a Tax for which the Company Stockholder may be solely liable under Section 8.3(a) and could not reasonably result in an increase in the Tax liability of the Company with respect to a Post-Closing Tax Period, then the Company Stockholder may choose to control the contest or resolution of such Tax Claim (at the Company Stockholder’s expense) and if so shall provide written notice to the REIT of such intent; all other Tax Claims will be controlled by the REIT. The REIT or the Company Stockholder, as the case may be, will be entitled to participate fully in the defense of any Tax Claim in which a taxing authority could assert or assess any liability for Taxes that is otherwise controlled by the other party and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel of each of the REIT or the Company Stockholder will be borne by the REIT and the Company Stockholder, respectively. In addition, with respect to a contest or resolution controlled by the Company Stockholder, the Company Stockholder must employ counsel that is acceptable to the REIT. Neither the REIT nor the Company Stockholder, as the case may be, may settle any claim or cease to defend such Tax Claim without the prior written consent of the non-controlling party, which consent shall not be unreasonably withheld, conditioned or delayed, provided, however, that if a Tax Claim is controlled by the Company Stockholder, then the REIT may withhold consent with respect to such Tax Claim if such settlement could reasonably be expected to increase the Tax liability for any Post-Closing Tax Period. For the avoidance of doubt, where the provisions of this Section 8.4 are in conflict with any other provision in this document, this Section 8.4 shall govern.

ARTICLE IX

TERMINATION; AMENDMENT; WAIVER

9.1. Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval of this Agreement, the Merger and the other transactions contemplated hereby by the Company Stockholder:

(a) by mutual written consent of the REIT, Merger Subsidiary and the Company;

(b) by either the REIT or the Company (upon delivery of written notice to the other):

(i) if any court of competent jurisdiction or any Governmental Authority shall have issued an order, decree or ruling or taken any other action that shall have become final and non-appealable permanently enjoining, restraining or otherwise prohibiting the Merger; or

(ii) if the Merger shall not have been consummated on or before December 31, 2019;

9.2. Effect of Termination. If this Agreement is so terminated and the Merger is not consummated, this Agreement shall forthwith become void and shall have no further force or effect other than the confidentiality provisions of Section 6.1 and the provisions of Sections 6.2 and 9.2 and Article X; provided that nothing contained in this Section 9.2 shall relieve any party from liability for fraud, intentional misrepresentation or any willful breach of any representation, warranty, covenant or agreement contained in this Agreement.

9.3. Amendment. This Agreement may be amended by action taken by the REIT, Merger Subsidiary and the Company; provided, however, that no amendment shall be made that under applicable Law requires the approval of the Company’s stockholders without the approval of the Company Stockholder. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.4. Extension; Waiver. At any time prior to the Effective Time, the Company (on the one hand) and the REIT and the Merger Subsidiary (on the other hand) may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of such other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto by such other party hereto or (iii) waive compliance with any of the agreements or conditions contained herein by such other party hereto. Any agreement on the part of any such party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE X

MISCELLANEOUS

10.1. Entire Agreement; Assignment. This Agreement and the schedules attached hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof and thereof, and (b) shall not be assigned by operation of Law or otherwise; provided, however, that the REIT may assign all or any portion of its rights hereunder to any Affiliate without the prior written consent of the Company. Any purported assignment in violation of this Section 10.1 shall be null and void.

10.2. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the third business day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.2):

if to the Company:

Attention: Andrew Spodek

75 Columbia Avenue

Cedarhurst, NY 11516

with a copy (which shall not constitute notice) to:

if to the REIT or Merger Subsidiary:

Postal Realty Trust, Inc.

75 Columbia Avenue

Cedarhurst, NY 11516

with a copy (which shall not constitute notice) to:

Hunton Andrews Kurth LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219-4074

Attention: James V. Davidson

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

10.3. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and the transactions contemplated herein, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution or performance, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the conflict of laws principles thereof.

(b) Each of the parties (i) irrevocably submits itself to the personal jurisdiction of all state and federal courts sitting in the State of New York including to the jurisdiction of all courts to which an appeal may be taken from such courts, in any action, suit or proceeding arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any facts and circumstances leading to its execution or performance, (ii) agrees that all claims in respect of any such action, suit or proceeding must be brought, heard and determined exclusively in the Court of Chancery of the State of Delaware (provided that, in the event that subject matter jurisdiction is declined by or unavailable in the Court of Chancery, then such action, suit or proceeding shall be heard and determined exclusively in any other state or federal court sitting in the State of Delaware), (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, (iv) agrees not to bring any action, suit or proceeding against the other party or its Affiliates arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any facts and circumstances leading to its execution or performance in any other courts and (v) waives any defense of inconvenient forum to the maintenance of any action, suit or proceeding so brought. Each of the parties agrees to waive any bond, surety or other security that might be required of any other party with respect to any such action, suit or proceeding, including any appeal thereof.

(c) Each of the parties agrees that service of any process, summons, notice or document in accordance with Section 10.2 shall be effective service of process for any action, suit or proceeding brought against it by the other party in connection with Section 10.3(b), provided that nothing contained herein shall affect the right of any party to serve legal process in any other manner permitted by applicable Law.

(d) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.3(d).

10.4. Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The remedies available to the parties pursuant to this Section 10.4 shall be in addition to any other remedy to which they are entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit the parties from, in the alternative, seeking to terminate this Agreement and seeking monetary damages.

10.5. Interpretation.

(a) The table of contents, headings and captions used in this Agreement are for convenience only and are not to be given effect in the construction or interpretation of this Agreement.

(b) Whenever the term “include,” “includes” or “including” is used in this Agreement in connection with a listing of items, that listing is illustrative only and is not a limitation on the general scope of the classification, or as an exclusive listing of the items within the general scope.

(c) The terms “hereof,” “herein” and “hereunder” and terms of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d) Article, section, clause, subsection, exhibit and schedule references contained in this Agreement are references to articles, sections, clauses, subsections, exhibits and schedules of or to this Agreement, unless otherwise specified.

(e) Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form.

(f) Any amount stated in this Agreement in “Dollars” or by reference to the “$” symbol means United States dollars.

(g) Any reference to any party to this Agreement shall include such party’s successors and permitted assigns.

(h) Except as expressly stated otherwise herein, the specificity of any representation or warranty contained herein shall not be deemed to limit the generality of any other representation or warranty contained herein.

(i) Each party has been represented and advised by independent counsel of its choice in connection with the execution of this Agreement and has cooperated in the drafting and preparation of this Agreement and the documents delivered in connection herewith. Accordingly, any Law that would require interpretation of this Agreement or any document delivered in connection herewith, including any ambiguous, vague or conflicting term herein or therein, against the drafter should not apply and is expressly waived.

10.6. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person (other than the Indemnified Persons) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

10.7. No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the entities that are expressly identified as parties hereto and no past, present or future, direct or indirect, equity holder, controlling person, Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

10.8. Execution of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or other electronic transmission shall be deemed to be their original signatures for all purposes.

10.9. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected by the absence of such provision in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the end that the transactions contemplated hereby are fulfilled if practicable.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf, all as of the day and year first above written.

POSTAL REALTY TRUST, INC.

By:	/s/ Andrew Spodek
Name: Andrew Spodek
Title: Chief Executive Officer

UPH MERGER SUB LLC

By:	/s/ Andrew Spodek
Name: Andrew Spodek

Title: Chief Executive Officer

UNITED PROPERTIES HOLDING INC.

By:	/s/ Andrew Spodek
Name: Andrew Spodek
Title: Chief Executive Officer

/s/ Andrew Spodek
Andrew Spodek

Signature Page to Agreement and Plan of Merger